Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Superior Essex Inc.

at

$45.00 Net Per Share

by

Cyprus Acquisition Merger Sub, Inc.

a subsidiary of

LS Cable Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON WEDNESDAY, JULY 30, 2008, UNLESS THE OFFER IS EXTENDED.

July 1, 2008

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated July 1, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Cyprus Acquisition Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect subsidiary of LS Cable Ltd., a corporation organized under the laws of the Republic of Korea (“Parent”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Superior Essex Inc., a Delaware corporation (the “Company”), at a price of $45.00 per Share, net to the seller in cash, without interest thereon and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The offer price is $45.00 per Share, net to the seller in cash, without interest thereon and less any amounts required to be held under applicable U.S. federal, state or local tax laws, upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 11, 2008, between the Company and Parent (as joined by Purchaser pursuant to a Joinder Agreement dated as of June 30, 2008 and as to be further joined by New LS Cable (as defined in the Offer to Purchase) pursuant to an Assignment and Joinder Agreement to be entered into on or about July 2, 2008, the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the “Merger”), and each outstanding Share (other than Shares held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned subsidiary of Parent or the Company or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will by virtue of the Merger, and without any action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in the Offer to Purchase.

4. The Company’s board of directors has, by the unanimous vote of the directors present, approved the Merger Agreement and determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the holders of Shares. The Company’s board of directors recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

5. The Offer is not subject to any financing condition. The Offer is subject to the condition, among others, that at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares then beneficially owned by Parent and Purchaser and their wholly owned subsidiaries, constitutes at least a majority of the total number of then-outstanding Shares, including the number of Shares which the Company is required to issue (after giving effect to the transactions described under Section 11 of the Offer to Purchase—“Purpose of the Offer and Plans for the Company; Merger Agreement—Treatment of Equity Awards”) pursuant to then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares, whether or not then exercisable. The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase—“Conditions of the Offer.”

6. The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

7. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the next page. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the next page.

Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by Computershare Inc. (the “Depositary”), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Superior Essex Inc.

at

$45.00 Net Per Share

by

Cyprus Acquisition Merger Sub, Inc.

a subsidiary of

LS Cable Ltd.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 1, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Cyprus Acquisition Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect subsidiary of LS Cable Ltd., a corporation organized under the laws of the Republic of Korea (“Parent”), to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Superior Essex Inc., a Delaware corporation (the “Company”), at a price of $45.00 per Share, net to the seller in cash, without interest thereon and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, upon the terms and conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse side of these instructions (or if no number is indicated on the reverse side of these instructions, all Shares that are held by you for the account of the undersigned) upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Dated:                     , 2008

Number of Shares to Be Tendered:             Shares*

Sign Below

Account Number:	Signature(s):
Dated: , 2008

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Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

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